Exhibit 10.1

PROPRIETARY AND CONFIDENTIAL

Third Amendment to Engagement Letter

This Third Amendment (the “Third Amendment”) is to the Interim Chief Executive Officer Services Engagement Letter, effective as of December 9, 2019, and amended on February 28, 2020 and November 30, 2020, between Riveron RTS, LLC (formerly Winter Harbor LLC) ("Riveron") and Summer Infant, Inc. and its various affiliates and subsidiaries (collectively, the "Company") (as amended, the “Original Engagement Letter”).

The parties hereby agree to amend the Original Engagement Letter as follows:

The section Fees and Expenses shall be modified as follows:

•	The weekly fee for services provided will increase from $40,000 to $46,000, starting the week of January 2, 2022.

•	Out-of-pocket expenses (including transportation, lodging, meals, communications, supplies, etc.) will be billed weekly and at the actual amounts incurred.

This Third Amendment shall be deemed effective upon execution of this Third Amendment by each of the parties below. Except to the extent expressly provided in this Third Amendment, the terms and conditions of the Original Engagement Letter shall remain in full force and effect. This Third Amendment and the Original Engagement Letter constitute and contain the entire agreement of the parties hereto and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respect the subject matter hereof.

RIVERON		SUMMER INFANT, INC.

By:	/s/ Stuart Noyes	By:	/s/ Mary Beth Schneider
Name:	Stuart Noyes	Name:	Mary Beth Schneider
Title:	Senior Managing Director	Title:	SVP, General Counsel and Compliance
Date:	January 3, 2022	Date:	January 3, 2022

RIVERON │ 265 Franklin Street, 10th Floor, Boston, MA 02110 │ RIVERON.COM